EXHIBIT 21.1

SUBSIDIARIES OF GENTERRA INC.

Genterra - Subsidiaries (all 100% owned)

    Rallets Realty Inc.

    127627 Ontario Limited

    767705 Ontario Limited

    First Ontario Properties Inc.

    Ninety Ontario Street Inc.